Filed pursuant to Rule 424(b)(2) and Rule 424(b)(8)
Registration Statement Nos. 333-132370 and 333-132370-01

                  CALCULATION OF REGISTRATION FEE

Class of securities offered                 Medium-Term Senior Notes, Series D

Aggregate offering price                    $250,000,000

Amount of registration fee                  $26,750*


*) The filing fee of $26,750 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $875,250.05 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $26,750 is offset against the registration fee due for this offering and of which $848,500.05 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. MTNDD054 - Dated December 1, 2006


(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10,
2006)
         Citigroup Funding Inc.
         Medium-Term Senior Notes, Series D
         Payments Due from Citigroup Funding Inc.
         Fully and Unconditionally Guaranteed by Citigroup Inc.


                             CITIGROUP FUNDING INC.


Principal Amount or Face Amount:             $250,000,000.00

Issue Price:                                             100%

Proceeds to Company on original issuance:    $249,687,500.00

Commission:                                  $    312,500.00

Agents' capacity on original issuance:

         Citigroup Global Markets Inc.:      $242,500,000.00

         SBK-Brooks Investment Corporation:  $  3,750,000.00

         Apex Pryor Securities,
         a Division of Rice Financial
         Products Company:                   $  3,750,000.00



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal

       |X| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.

       |_| The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.


Form of Note:                     Global

Original Issue Date:              December 6, 2006

Stated Maturity:                  December 8, 2008

Specified Currency:
(If other than U.S. Dollars)

Authorized Denominations:         Minimum USD 1,000 and minimum
(If other than as set forth       increments of USD 1,000 thereafter
in the Prospectus Supplement)


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Type of Interest on Note:

Interest Payment Dates:           The 8th of every Mar/June/Sept/Dec (provided
                                  such dates are Business Days in New York)


First Interest Payment Date:      March 8, 2007

Accrue to Pay:                    Yes

Indexed Principal Note:

Type of Interest on Note:         Floating Rate

Interest Rate (Fixed Rate
  Notes):                         N/A

Base Rate (Floating Rate Notes):  LIBOR Telerate

Calculation Agent:                Citibank

Computation of Interest:          Actual over 360
(If other than as set forth
in the Prospectus Supplement)

Interest Reset Dates:             Quarterly on each interest payment date.

Rate Determination Dates:         2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)


Index:                            USD 3 Month LIBOR

Spread:                           - 1 basis point

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)

Spread Multiplier:

Change in Spread, Spread
  Multiplier or Fixed Interest
  Rate prior to Stated
  Maturity:

Maximum Interest Rate:

Minimum Interest Rate:

Calculation Agent:                Citibank, N.A.

Amortizing Note:                  No

Renewable Note:                   No

Optional Extension of Maturity:   No

Optional Redemption:              No

   Optional Redemption Dates:

   Redemption Prices:

   Redemption:

Optional Repayment:               No

   Optional Repayment Dates:

   Optional Repayment Prices:

Discount Note:                    No

   Total Amount of OID:

   Bond Yield to Call:

   Bond Yield to Maturity:

   Yield to Maturity:

Cusip:                            1730T0BH1



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